Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(g)(1)(f)

EXECUTION

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of May 30, 2025 (“Effective Date”), by and between Manning & Napier Fund, Inc. (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY”).

BACKGROUND:

A.	BNY and the Fund entered into a Custody Agreement dated as of April 6, 2015 (the “Agreement”) relating to BNY’s provision of custody services to the Fund on behalf of its Portfolios.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule I is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

EXECUTION

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

MANNING & NAPIER FUND, INC.

By:	/s/ Elizabeth Craig
Name:	Elizabeth Craig
Title:	Corporate Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner
Name:	Allison M. Gardner
Title:	Senior Vice President

EXECUTION

Schedule I

(as of April __, 2025)

Portfolios
Core Bond Series
Callodine Equity Income Series
Credit Series
Disciplined Value Series
Diversified Tax Exempt Series
Equity Series
High Yield Bond Series
Overseas Series
Pro-Blend Conservative Term Series
Pro-Blend Moderate Term Series
Pro-Blend Extended Term Series
Pro-Blend Maximum Term Series
Rainier International Discovery Series
Systematic High Yield Bond Series
Unconstrained Bond Series